EXHIBIT 8.1

[K&E LLP Letterhead]

October 21, 2005

Syniverse Technologies, Inc.

One Tampa City Center, Suite 700

Tampa, Florida 33602

Re:	Registration Statement on Form S-4
Registration No. 333-

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Syniverse Technologies, Inc., a Delaware corporation (the “Issuer”) and each of Syniverse Holdings, Inc., Syniverse Brience, LLC and Syniverse Technologies of Virginia, Inc. (together, the “Guarantors”) in connection with the proposed offer by the Issuer (the “Exchange Offer”) of up to $175,000,000 in aggregate principal amount of the Issuer’s Series B 7 3/4% Senior Subordinated Notes due 2013 (the “Exchange Notes”) in exchange for and in replacement of the Issuer’s outstanding 7 3/4% Senior Subordinated Notes due 2013 (the “Old Notes”), pursuant to a Registration Statement on Form S-4, as filed with the Securities and Exchange Commission on or about the date hereof, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented is hereinafter referred to as the “Registration Statement”).

You have requested our opinion as to certain United States federal income tax consequences of the Exchange Offer. In preparing our opinion, we have reviewed and relied upon the Registration Statement and such other documents as we have deemed necessary. Our opinion, under the law in effect on the date hereof, is set forth in the statements made in the Registration Statement under the caption “United States Federal Income Tax Consequences.”

The opinion set forth therein is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published revenue rulings, revenue procedures and announcements, existing judicial decisions and other applicable authorities. No tax ruling has been sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, an opinion of counsel is not binding on the IRS. Hence, no assurance can be given that the opinion in the Registration Statement under the caption “United States Federal Income Tax Consequences” will not be successfully challenged by the IRS or by a court. We express no opinion concerning any Federal income tax matter other than those discussed in the Registration Statement under the caption “United States Federal Income Tax Consequences.”

Syniverse Technologies, Inc.

October 21, 2005

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Kirkland & Ellis LLP